UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 11, 2013

FORTINET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34511	77-0560389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1090 Kifer Road
Sunnyvale, CA 94086
(Address of principal executive offices, including zip code)
(408) 235-7700
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2013, Fortinet, Inc. (“Fortinet”) appointed Michael Xie, 44, its Vice President of Engineering and Chief Technology Officer, to the position of President and Chief Technology Officer effective immediately. Mr. Michael Xie had served as Vice President of Engineering and Chief Technology Officer and a member of Fortinet’s Board of Directors since co-founding Fortinet in October 2000. Prior to Fortinet, Mr. Michael Xie held positions as Vice President of Engineering for ServGate Technologies, Inc., a network security provider acquired by Amarium Technologies, Inc. in April 2006, Software Director and Architect for NetScreen Technologies, Inc. (“NetScreen”), a provider of network security products, which was acquired by Juniper Networks, Inc., an IP network solutions company, in April 2004, and Senior Software Engineer for Milkyway Networks Corporation, a network security solutions provider. Mr. Michael Xie has an M.S. degree in electrical engineering from the University of Manitoba in Canada as well as a B.S. and an M.S. in automobile engineering from Tsinghua University in China.

Mr. Ken Xie, 50, who was Fortinet’s President and Chief Executive Officer was appointed Fortinet’s Chairman and Chief Executive Officer in connection with Mr. Michael Xie’s appointment. Mr. Ken Xie had served as President and Chief Executive Officer and a member of Fortinet’s Board of Directors since co-founding Fortinet in October 2000. Prior to co-founding Fortinet, Mr. Ken Xie was the Founder, President and Chief Executive Officer of NetScreen. Additionally, Mr. Ken Xie was Chief Executive Officer of SIS, Inc. and is a member of the National Academy of Engineering. Mr. Ken Xie received a B.S. and an M.S. in electrical engineering from Tsinghua University in China and an M.S. in electrical engineering from Stanford University. Messrs. Ken Xie and Michael Xie are brothers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortinet, Inc.

Date: November 12, 2013	By:	/s/ JOHN WHITTLE
John Whittle
Vice President and General Counsel